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Exhibit 99.1

NEWS FOR RELEASE:	Pennsylvania Real Estate Investment Trust 200 South Broad Street Philadelphia, PA 19102 www.preit.com Phone: (215) 875-0700 Fax: (215) 546-7311 Toll Free: (866) 875-0700
FOR FURTHER INFORMATION: AT THE COMPANY	AT KCSA PUBLIC RELATIONS WORLDWIDE
Edward A. Glickman Executive Vice President and CFO (215) 875-0700	Evan Smith, CFA (Investor Relations) (212) 896-1251	Erica Pettit (Media Relations) (212) 896-1248

FOR IMMEDIATE RELEASE

Pennsylvania Real Estate Investment Trust
Withdraws Previously Announced Offering
- - -

Company to Host Conference Call on Friday, February 6

        Philadelphia, PA, February 6, 2004—Pennsylvania Real Estate Investment Trust ("PREIT") (NYSE: PEI) today announced, after consultation with Lehman Brothers and Morgan Stanley, that it has chosen to withdraw its previously-announced offering of 4.35 million common shares under its shelf registration statement at a public offering price of $37.08 per share.

        On February 5th, the Company determined that it inadvertently did not elect to treat as a "taxable REIT subsidiary" or TRS, a corporation in which it owns more than 10% of the stock. The corporation, in which PREIT has a 50% interest, serves as the general partner of the entity that owns one of the Company's Pennsylvania power center properties. The ownership of this corporation (although it holds nominal assets) would prevent the Company from qualifying as a REIT for the taxable years 2001 through 2003.

        Upon discovering this issue, the Company immediately initiated the process of requesting discretionary retroactive relief from the IRS and intends to pursue that relief vigorously. The Company believes, after discussion with its outside tax advisors and an opinion from Drinker Biddle & Reath LLP, its corporate counsel, that the requested relief will be granted. Nevertheless, because the granting of relief by the IRS is discretionary, the Company cannot provide any assurance that such relief will be granted.

        Wells Fargo N.A., the lead bank in the Company's credit facility, and administrative agent, believes, after consultation with its counsel, that the Company currently is not in default under its credit facility as a result of its failure to make the TRS election.

        If PREIT does not obtain retroactive relief from the IRS, it will owe corporate income taxes and interest (and perhaps penalties) for the years 2001 through 2003 on all of its taxable income in those years, and it may not have access to sufficient capital to make such payments if required to do so. In addition, PREIT could be precluded from again qualifying as a REIT until 2006. The Company's failure to qualify as a REIT and the resulting requirement to pay taxes and interest (and perhaps penalties) would cause it to default under various agreements to which it is a party, including under its credit facility, and would have a material adverse effect on its business, prospects, results of operations, earnings, financial condition and its ability to declare or pay dividends.

        PREIT has announced that it will host a conference call to discuss this subject at 8:45 a.m. EST on Friday, February 6, 2004. The phone number for the conference call is (800) 275-2442 or (973) 409-9260. A live webcast of the conference call will be available online at www.preit.com. Web participants are encouraged to go to the Web site at least 15 minutes prior to the state of the call to register, download, and install any necessary audio software.

        After the live webcast, the replay will remain available on PREIT's Web site, www.preit.com for 14 days. In addition, a telephonic replay of the call will be available from February 6, 2004 through February 20, 2004. The replay dial-in numbers are (877) 519-4471 or (973) 341-3080 (Passcode: 4502184).

About Pennsylvania Real Estate Investment Trust

        Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers (approximately 33.4 million square feet) located in the eastern United States. PREIT's portfolio currently consists of 58 properties in 14 states. PREIT's portfolio includes 40 shopping malls, 14 strip and power centers and four industrial properties. PREIT is headquartered in Philadelphia, Pennsylvania.

        This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. PREIT's business is subject to uncertainties regarding the revenues, operating expenses, leasing activities, occupancy rates, and other competitive factors relating to PREIT's portfolio and changes in local market conditions as well as general economic, financial and political conditions, including the possibility of outbreak or escalation of war or terrorist attacks, any of which may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

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Pennsylvania Real Estate Investment Trust Withdraws Previously Announced Offering